Exhibit 10.03
SEPARATION AND GENERAL RELEASE AGREEMENT

This Separation and Release Agreement (“Agreement”), dated this 4th day of August, 2015, is entered into by and between Angie’s List, Inc. (“Company”), and Patrick Brady (“Brady”). In consideration of the promises and the mutual covenants contained herein, and other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties agree as follows:

Recitals

A.Brady has been employed in an at-will capacity by Company, but Company has decided to conclude the parties’ employment relationship.

B.Company has decided to offer severance compensation and the other consideration described herein to help Brady transition into other employment, conditioned upon Brady agreeing to forever release and dispose of all claims he may now have or subsequently discover he has against Company, including, but not limited to, any claims arising out of the parties’ employment relationship or Brady’s separation of employment with Company. This release does not include any claims relating to enforcement of the obligations set forth in this Agreement. Nothing in this Agreement or in Brady’s separation from Company shall be interpreted to require that Brady repay Company for relocation expenses paid to Brady in connection with accepting employment with Company.

Agreement

1.
Cessation of Employment. Brady's employment with Company will cease effective July 15, 2015 (“Termination Date”). Brady acknowledges that as of that date, Brady is no longer authorized to incur any expense, obligations, or liabilities or engage in any business on behalf of Company other than the transition duties outlined in this Agreement.

2.
Consideration. Company agrees to pay Brady the following severance and other consideration (the “Severance Compensation”), contingent upon Brady’s execution of this Agreement, the Agreement becoming Effective (as hereinafter defined), and Brady’s continued full compliance with the terms of this Agreement.

A.
In consideration for the General Waiver and Release of Claims, Non-Competition and other provisions in this Agreement, Company will pay Brady the amount equal to 12 months of base pay, which is the gross amount of Four Hundred Three Thousand Dollars and Zero Cents ($403,000.00), minus all applicable payroll deductions, including federal, state and local taxes, social security and any other deductions properly chargeable to Brady and reported via a Form W-2. The payment will be made in one lump sum by the 60th day from the date of the Termination Date.

B.
Brady's health insurance benefits with Company, if applicable, will cease effective July 31, 2015. Should Brady timely elect to continue receiving group medical insurance pursuant to the federal “COBRA” law, 29 U.S.C. § 1161 et seq., the Company will, for twelve (12) months immediately following Brady’s termination date (or, if shorter, for the period the election remains in effect), reimburse Brady for the percentage of the coverage premium that the Company then pays on behalf of similarly situated, active employees. The remaining balance of any premium costs shall be paid by Brady. Reimbursement will be made by the Company in response to an expense report or other evidence of COBRA payments needed by the Company in detail reasonably sufficient for the Company to validate the information and will not be reimbursed until the Payment Commencement Date. Brady’s other benefits will terminate effective upon the cessation of his employment as described above.

3.	General Release and Waiver of Claims.

A.
In exchange for the above-described Consideration, which Brady acknowledges is in addition to anything to which Brady is otherwise entitled; Brady hereby releases and forever discharges Company and all of its affiliated entities, predecessors, successors and assigns, directors, officers, employees, executives, attorneys and agents, benefit plans and plan administrators, both individually and in their official capacities with Company (collectively, the “Released Parties”) from any and all causes of action, suits, claims, complaints, contracts, rights, liabilities, agreements, promises, debts, compensation, vacation pay, other benefits, reinstatement, reemployment, rights and remedies whatsoever whether existing or contingent, known or unknown, including those which arise out of Brady’s employment or the separation of Brady’s employment, from the beginning of time to and including the Effective Date of this Agreement, with the limited exception of claims that relate to the enforcement of the obligations specifically set forth in this Agreement.

B.
This release is intended by Brady to be all-encompassing and to act as a full and total release of any claims that Brady may have against the Released Parties. Without limiting the generality of the foregoing, Brady acknowledges that this release includes, but is not limited to any claims Brady may have arising under any federal law, state law, regulation or local ordinance dealing with either employment or employment discrimination such as race, color, sex, religion, national origin, age, disability, veteran status or citizenship including, the Age Discrimination in Employment Act of 1967, as amended (“ADEA”), 29 U.S.C. § 621, et seq.; the Americans With Disabilities Act of 1990 (“ADA”), 42 U.S.C. § 12,101, et seq.; the Rehabilitation Act of 1973, as amended, 29 U.S.C. § 701 et seq.; the Family and Medical Leave Act of 1993 (“FMLA”), 29 U.S.C. § 2601, et seq.; the Civil Rights Act of 1866 and 1964, as amended, 42 U.S.C. § 1981; the Employee Retirement Income Security Act (“ERISA”), 29 U.S.C. § 1001, et seq.; Title VII of the Civil Rights Act of 1964, as amended, 42 U.S.C. §  2000(e), et seq.; the Fair Labor Standards Act of 1938 (“FLSA”), as amended, 29 U.S.C. § 201, et seq.; and any claims arising under any other federal, state and local law; and any contract, whether oral or written, express or implied; and any claim in common law. This Agreement shall also extend to include Brady’s heirs, beneficiaries and agents, and all other persons standing in Brady’s stead and their heirs, beneficiaries and agents.

C.
This Agreement does not apply to rights or claims that may arise after the Effective Date of this Agreement; does not waive or extinguish any rights or claims which by express and unequivocal terms of law may not be waived or extinguished; and, does not apply to vested retirement or similar benefits, which will continue to be governed pursuant to applicable plan requirements.

4.
Covenant Not to Sue. Brady affirms that he has not asserted any claims against any of the Released Parties prior to executing this Agreement. Brady further agrees that Brady will never file a lawsuit against any of the Released Parties concerning any claim covered by this full and general release of claims. If Brady sues any of the Released Parties in violation of this Agreement, Brady acknowledges and agrees that any such suit, claim, or assertion of liability is null and void, and must be summarily dismissed.

5.
No Admission Of Liability. The signing of this Agreement, the payment of Severance Compensation, and the conferring of any other consideration upon Brady is not an admission by Company of fault or potential liability on the part of any of the Released Parties. Rather, this Agreement is entered into in an effort to provide Brady with a severance package and to end the parties’ employment relationship on an amicable basis. Brady agrees that neither this Agreement nor any of its terms shall be offered or admitted into evidence or referenced in any judicial or administrative proceedings for the purpose or with the effect of attempting to prove fault or liability on the part of Company, except as may be necessary to consummate or enforce the express terms of this Agreement.

6.	Confidentiality.

A.
Brady further agrees not to disclose confidential, sensitive, or proprietary information concerning Company obtained by him during his employment with Company. For purposes of this Agreement, “proprietary” or “confidential” information would include, without limitation, all materials and information (whether written or not) about Company’s services, products, processes, research, customers, personnel, finances, purchasing, sales, marketing, accounting, costs, pricing, improvements, discoveries, software, business methods and formulas, inventions, and other business aspects of Company which are not generally known and accessible to the public at large or which provide Company with a competitive advantage.

B.
Because confidentiality is so vital to this Agreement and damages from breach are not readily ascertainable, Brady agrees to pay the Company $5,000 in liquidated damages for each violation of Brady’s confidentiality obligation. The parties agree that this amount of liquidated damages is a reasonable estimate of damages to the Company if Brady were to breach this paragraph 6(A-B), but such damages are not readily ascertainable.

C.
Notwithstanding anything herein to the contrary, any confidentiality, non-disclosure, or similar provision in this agreement does not prohibit or restrict Brady (or his attorney) from initiating communications directly with, or responding to any inquiry from, or providing testimony before, the SEC, FINRA, any other self-regulatory organization or any other state or federal regulatory authority, regarding this Agreement or its underlying facts or circumstances.

7.
Return of Property. Brady agrees that he has returned all Company business records and property, including as applicable all legal files, notes, computer, cell phone, keys, contracts, employee records, files, correspondence, thumb drives, or the like containing information which was provided by Company or obtained as a result of Brady’s employment relationship with Company.

8.
Future Assistance. In partial consideration for receiving the Severance Compensation, Brady agrees that he will cooperate and make himself reasonably available to Company in the event his assistance is needed to locate, understand, or clarify work previously performed by him or other work-related issues relating to his employment. Brady further agrees, upon the Company’s request, to cooperate, assist and make himself reasonably available to the Company or its attorneys, on an as-needed basis, to provide information related to any lawsuits which are pending or which may arise in the future, related in any way to issues of which Brady had personal knowledge or involvement during the term of employment with the Company for a period of four (4) years from Brady’s termination date. This may include, but is not limited to, providing information to the Company’s attorneys, providing truthful and accurate sworn testimony in the form of deposition, affidavit and/or otherwise requested by the Company or providing testimony to government agencies. Company agrees to compensate Brady for any reasonable expenses Brady incurs as a result of providing the requested assistance. Given Brady’s position as a management employee, if he is contacted by a governmental agency to provide information related to Company, he agrees to contact the Vice President, Human Resources at the Company prior to providing any information or response to the governmental agency in order to provide the Company with a meaningful opportunity to respond to such a request. Brady also agrees to permit the Company’s attorneys to be present during any interview he may be required to give with any governmental entity.

9.
Non-Competition. Given Brady’s position of trust and confidence, and the access Brady had to the highest levels of Company’s proprietary information, it is very important for the Company to protect in a reasonable and limited manner its legitimate business interests by reasonably restricting Brady’s ability to unfairly compete with the Company. Accordingly, these prohibitions against unfair competition are drafted narrowly so as to be able to safeguard the Company’s legitimate business interests while not unreasonably interfering with Brady’s ability to obtain subsequent employment. The Company does not intend, and Brady acknowledges, that this limited non-competition provision is not an attempt to prevent Brady from obtaining other employment in violation of Indiana Code § 22-5-3-1 or similar law(s).

A.
Because of Company's legitimate business interest as described herein and the good and valuable consideration offered to Brady described herein, beginning on the last day of the Brady’s employment with Company and for a period of twelve (12) months thereafter, Brady agrees and covenants not to engage in Prohibited Activity within the local services industry and Daily Deal industry.

B.	For purposes of this non-compete clause:

(i)
“Prohibited Activity” is activity in which Brady contributes his knowledge, directly or indirectly, in whole or in part, as an employee, employer, owner, operator, manager, advisor, consultant, agent, employee, partner, director, stockholder, officer, volunteer, intern or any other similar capacity to a Competitor of Company. Prohibited Activity also includes activity that may require or inevitably require disclosure of trade secrets, proprietary information or Confidential Information.

(ii)
“Competitor of Company” includes HomeAdvisor, Groupon, Yelp, ReachLocal, LivingSocial, Red Beacon, Houzz, Task Rabbit, FrontPorch, Amazon Local, Amazon Home Services, Thumbtack and any other entity engaged in the same or similar business as the Company, including those engaged in the business of selling memberships to consumers who wish to gain information about home service providers, selling advertising to home service providers, selling everyday fair value offers and discounted offers from home service providers to members and consumers, and connecting members and consumers to home services providers.

C.	Nothing herein shall prohibit Brady from working in the loyalty business, including the designing, building, and executing of loyalty programs.

D.
Nothing herein shall prohibit Brady from purchasing or owning less than five percent (5%) of the publicly traded securities of any corporation as defined under this Section 9, provided that such ownership represents a passive investment and that Brady is not a controlling person of, or a member of a group that controls such corporation.

E.
This Section 9, Non-Competition, shall be construed as independent of any other provision of this Agreement and shall survive the termination of this Agreement. The existence of any alleged claim or cause of action by Brady against Company, whether predicated on this Agreement or otherwise, shall not constitute a defense to the enforcement by Company of the non-competition provisions of this Agreement.

F.
The parties agree the terms of this Section 9 are reasonable, valid and enforceable. However, in the unlikely event a court of competent jurisdiction determines any of the terms, provisions, or covenants of this Section 9 are unreasonable or overbroad, the court shall limit, modify or rewrite such term, provision or covenant and proceed to enforce those terms as so limited or modified to the fullest extent permissible under the law.

10.
Non-Solicitation of Employees. Brady agrees and covenants not to directly or indirectly solicit, hire, recruit, attempt to hire or recruit, or induce the termination of employment of any employee of the Company for a period of twelve (12 months) from the Separation Date.

11.
Tolling Agreement if Breach. In the event of a breach by Brady of the prohibitions set forth in paragraphs 9-10 above, the restrictive period shall be extended by a period commensurate with the period Employee is found to be in breach of the applicable paragraph(s).

12.
Section 409A. Company makes no representations that the payments and benefits provided under this Agreement comply with Section 409A and in no event shall Company be liable for all or any portion of any taxes, penalties, interest or other expenses that may be incurred by Brady on account of non-compliance with Section 409A.

13.	Older Workers Benefit Protection Act. Pursuant to the Age Discrimination in Employment Act and Older Workers Benefit Protection Act, Brady acknowledges the following:

A.	Brady has been advised and encouraged to consult with an attorney before signing this Agreement and has been afforded a reasonable period of time to consider this Agreement;

B.	This Agreement is written in a manner calculated to be understood by Brady and the consideration set forth herein is in addition to anything of value to which Brady already was entitled;

C.	Brady has entered into this Agreement knowingly and voluntarily and with full knowledge and understanding of the provisions of this Agreement;

D.
Brady has a period of twenty-one calendar (21) days from the date this Agreement is presented to his within which to consider this Agreement but that his signature on this Agreement prior to the expiration of said period constitutes a waiver of any days remaining in said review period; and,

E.
Brady has a period of seven (7) calendar days after his execution of this Agreement within which to revoke this Agreement, but that such revocation must be in writing and actually received by Company (addressed to the attention of Vice President, Human Resources) prior to the expiration of the seven (7) calendar-day deadline. If Brady does timely revoke this Agreement, it shall become null and void. Otherwise, this Agreement becomes effective upon the expiration of the seven (7) calendar-day revocation period (the “Effective Date”).

14.	Standard Conditions.

A.
Brady shall pay all damages (including, but not limited to, litigation and/or defense costs, expenses, prejudgment interest, and reasonable attorneys’ fees) incurred by Company should a Court find that Brady materially breached this Agreement. The Company shall pay all damages (including, but not limited to, litigation and/or defense costs, expenses, prejudgment interest, and reasonable attorneys’ fees) incurred by Brady as a result of Company’s material breach of this Agreement.

B.	Brady understands that by signing this Agreement, Brady is giving up the right to initiate a lawsuit or pursue other legal proceedings against the Released Parties.

C.
Brady agrees that Company shall have no other obligations or liabilities to him except as provided herein and that his receipt of the Severance Compensation and other consideration provided herein shall constitute a complete settlement and satisfaction of any and all claims that he may have against Company and the Released Parties. This Agreement shall be construed as a whole in accordance with its fair meaning and the laws of the State of Indiana. Except as otherwise provided for herein, this Agreement constitutes the entire agreement between Company and Brady on the matters described herein and it shall not be modified unless in writing and executed by a duly authorized officer of Company. The provisions of this Agreement are severable and if any provision is held to be invalid or unenforceable, it shall not affect the validity or enforceability of any other provision.

D.
Brady represents that he has entered into this Agreement KNOWINGLY and VOLUNTARILY and with full knowledge and understanding of the provisions of this Agreement, including the rights Brady is waiving under any federal statute, any state statute, regulation or local ordinance, and any common law and agrees to be bound by its terms.

E.
Brady further represents that by entering into this Agreement, Brady is not relying on any statements or representations made by Company, its officers, directors, agents, or employees, which are not specifically incorporated in this Agreement; rather, Brady is relying upon Brady’s own judgment and the advice of Brady’s attorney.

F.
The rights and obligations of Company under this Agreement shall inure to the benefit of, and shall be binding upon the successors and assigns of Company and by this Paragraph, Brady expressly consents to Company’s right to assign this agreement. This Agreement cannot be assigned by Brady.

G.	This Agreement may be signed in counterparts or transmitted by electronic means, but shall be considered duly executed if so signed by the parties.

IN WITNESS WHEREOF, the parties hereby represent that they have carefully read and reviewed the foregoing Agreement, acknowledge its contents, and agree to be bound by the terms and conditions set forth herein. The parties acknowledge that they have voluntarily entered into this Agreement and caused this Agreement to be executed on the day, month and year written below.

[SIGNATURE PAGE TO FOLLOW]

AFFIRMATION OF BRADY

PLEASE READ CAREFULLY,
THIS SETTLEMENT AND RELEASE AGREEMENT INCLUDES
A GENERAL RELEASE OF ALL KNOWN AND UNKNOWN CLAIMS

I, Patrick Brady, agree that this Agreement reflects the entire agreement between Company and me. I have read this Agreement carefully, and I have been encouraged to and given the opportunity to consult with an attorney concerning its terms and effect and concerning my rights. I fully understand that this Agreement generally releases all of my claims, both known and unknown, arising prior to the execution hereof against Company. I execute this Agreement voluntarily and of my own choice with full and complete knowledge and understanding of its significance and effect.

Signature of Brady

Dated: 8/4/2015	/s/ PATRICK BRADY
Patrick Brady

Signature of Company

Dated: 8/4/2015	/s/ J. MARK HOWELL
J. Mark Howell, Interim CEO